EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
by and between
HOMEOWNERS OF AMERICA HOLDING CORPORATION
and
PORCH INSURANCE RECIPROCAL EXCHANGE
January 1, 2025

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 1, 2025, is made by and between HOMEOWNERS OF AMERICA HOLDING CORPORATION, a Delaware corporation (the “Seller”), and PORCH INSURANCE RECIPROCAL EXCHANGE, a Texas unincorporated reciprocal inter-insurance exchange (the “Buyer”). Seller and Buyer are sometimes referred to herein as the “Parties” and each, individually, as a “Party”.
RECITALS
WHEREAS, Seller directly owns all of the issued and outstanding shares of capital stock of Homeowners of America Insurance Company, a Texas domiciled property and casualty insurance company (the “Company”); and
WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”), presently consisting of 1,000,000 shares of common stock, par value $3.00 per share;
NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Accounting Principles” means (i) the accounting principles, policies, procedures, methodologies, practices, asset recognition bases, classifications, categorizations, estimation techniques, and assumptions (including in respect of the exercise of management judgment) as interpreted and applied in the preparation of the balance sheets included in Company Financial Statements; and (ii) to the extent not inconsistent with (i), SAP consistently applied.
“Action” means any civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature.
“Adjusted Book Value” means the Company’s book value less all unpaid principal and unpaid interest on all outstanding surplus notes (but only to the extent such interest was not accrued as a liability in such book value calculation).
“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. For purposes of the foregoing, “control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Assigned Trademarks” means the trademarks as described on Exhibit A hereto.
“Books and Records” means all books and records of the Company (including all data and other information stored on discs, tapes or other media) relating exclusively to the assets, properties, business and operations of the Company, including, without limitation, the articles of incorporation, bylaws, minute books and stock records of the Company, and all items relating to the Company’s legal existence, stock ownership, and corporate management, and all financial records, licenses, correspondence, and records or documents of every kind and nature used exclusively in the Company’s business, including all records concerning policies and any other data and information contained therein, but excluding in all cases (a) copies of the tax returns of Seller (including any consolidated or combined tax return), (b) files, records, data and information with respect to the employees of Seller or its Affiliates (other than the Company), (c) any materials prepared for the boards of directors or similar governing bodies of Seller or any of its Affiliates (other than the Company), (d) any corporate minute books, stock records or similar corporate records of Seller or its Affiliates (other than the Company), (e) any materials to the extent privileged or confidential for which Seller or its Affiliates do not have a common interest with Buyer, (f) any information that Seller believes in good faith is not permitted to be disclosed or transferred by Seller to Buyer or its Affiliates pursuant to Law, (g) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Seller and its Affiliates or representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under this Agreement or the terms of engagement of such representatives with respect thereto, (h) financial records (including general ledgers) of Seller or its Affiliates (other than the Company), regulatory filings made by Seller or its Affiliates (other than the Company) and any related correspondence with Governmental Entities, except to the extent the information contained therein specifically and separately identifies the Company’s business and is not otherwise included in a Book and Record, and (i) Contracts between third party vendors and Seller or any of its Affiliates (other than the Company).
“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in the Borough of Manhattan, the City of New York are required to be closed for regular banking business.
“Buyer” has the meaning specified in the introductory paragraph of this Agreement.
“Buyer “Disclosure Schedule” has the meaning specified in the introductory paragraph of Article IV.
“Closing” has the meaning specified in Section 2.2(b). “Closing Date” has the meaning specified in Section 2.2(b).
“Closing SAP Balance Sheet” has the meaning specified in Section 2.2(c)(i)(A).
“Company Financial Statements” means the Company’s audited annual statutory financial statement as of December 31, 2023 and its unaudited financial statements for the first three quarters of 2024.

“Company Shares” has the meeting specified in the Recitals.
“Constituent Documents” of a Person means, as applicable, the certificate of incorporation, articles of organization, certificate of designations, bylaws, or any similar organizational or governing document or instrument of a Person.
“Contract” means any oral or written contract, agreement, mortgage, indenture, debenture, note, loan, bond, lease, sublease, license, franchise, obligation, instrument, promise, understanding or other binding commitment, arrangement or undertaking to which a Person is a party or by which any property or assets owned or used by such Person may be bound or affected.
“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.
“Enforceability Exceptions” has the meaning specified in Section 3.3.
“Funds Flow Memorandum” has the meaning specified in Section 2.2(a).
“Governmental Entity” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi-judicial governmental entity.
“Insurance Licenses” has the meaning specified in Section 3.6(a)(ii).
“Insurance Regulatory Authority” means any Governmental Entity responsible for the regulation of the business of insurance.
“Law” means any law, treaty, convention, code, statute, ordinance, directive, rule, regulation or common law imposed by any Governmental Entity applicable to the Person, place and situation in question.
“Note Purchase Agreement” has the meaning specified in Section 2.2(C)(i)(H).
“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity or other authority of competent jurisdiction.
“Permitted Encumbrance” means (a) liens for taxes and other charges and assessments by a Governmental Entity that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (b) liens of landlords, carriers, warehousemen, mechanics, repairmen and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (e) defects of title, easement, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of real property or materially interfering with the ordinary conduct of the Company’s business, (f) Encumbrances that have been placed by any landlord’s financing sources on real property over which the Company and/or its Affiliates have a leasehold interest, (g) zoning, building and other generally applicable land use restrictions, (h) liens resulting from any facts or circumstances relating to Buyer or its Affiliates, (i) liens incurred or deposits made to a Governmental Entity in connection with any Governmental Entity consent and (j) other Encumbrances or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity.
“Purchase Price” has the meaning specified in Section 2.2(a).
“SAP” means, as applicable, the statutory accounting practices prescribed or permitted by the Texas Department, applied on a consistent basis.
“Seller” has the meaning specified in the introductory paragraph of this Agreement.
“Seller Disclosure Schedule” has the meaning specified in the introductory paragraph of Article III.
“Texas Department” means the Texas Department of Insurance.
“Trademark Assignment Agreement” has the meaning specified in Section 2.2(c)(i)(E).
“Trademark License Agreement” has the meaning specified in Section 2.2(c)(i)(F).
“Transaction Documents” means this Agreement, the Funds Flow Memorandum, the Trademark Assignment Agreement, the Trademark License Agreement, and all other agreements to be executed and delivered by a Party in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, in exchange for the Purchase Price, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Company Shares, which constitute and represent all of the issued and outstanding shares of capital stock of the Company, free and clear of all Encumbrances except Permitted Encumbrances.
Section 2.2    Purchase Price.
(a)    Payment of Purchase Price. The aggregate purchase price for the Company Shares is an amount equal to the Adjusted Book Value as of 12:01 a.m. New York City

time on the Closing Date (the “Purchase Price”). At the Closing, Seller shall sell to Buyer the Company Shares in exchange for the payment of the Purchase Price in accordance with the terms of the Funds Flow Memorandum set out in Exhibit B (the “Funds Flow Memorandum”). The calculation of the Purchase Price is attached hereto as Schedule 2.2(a).
(b)    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held electronically by the exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m. New York City time, on January 2, 2025, or at such other time and place as may be agreed upon by Buyer and Seller, and shall be deemed to be effective as of 12:01 a.m. New York City time on January 1, 2025. The effective time and date of the Closing is referred to herein as the “Closing Date.”
(c)    Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(i)    Seller shall have delivered or caused to be delivered to Buyer, the following:
(A)    a balance sheet of the Company setting forth the Sellers calculation of the Adjusted Book Value of the Company as of the Closing Date, prepared by Seller in good faith and in accordance with the Accounting Principles, attached hereto as Exhibit C (the “Closing SAP Balance Sheet”);
(B)    a certificate signed by an officer of Seller (which shall include reasonable documentation supporting the amounts set forth thereon), dated as of the Closing Date, stating that there has been conducted under the supervision of an officer of Seller a good faith review of all relevant information and data then available with respect to the Closing SAP Balance Sheet and the Closing SAP Balance Sheet has been prepared by Seller in good faith and in accordance with the Accounting Principles;
(C)    one or more stock certificates representing the Company Shares, endorsed for transfer to Buyer or accompanied by a duly endorsed stock transfer power separate from the certificate;
(D)    the Funds Flow Memorandum, duly executed by Seller;
(E)    a Trademark Assignment Agreement in the form of Exhibit D hereto (the “Trademark Assignment Agreement”), duly executed by Seller and the Company, whereby, effective immediately prior to the Closing, the Company will transfer to Seller the right, title and interest to the Assigned Trademarks;
(F)    a Trademark License Agreement in the form of Exhibit E hereto (the “Trademark License Agreement”), duly executed by Seller,

whereby effective as of the Closing, Seller will license to the Company the Assigned Trademarks; and
(G)    a Surplus Note Purchase Agreement in the form of Exhibit F hereto (the “Note Purchase Agreement”), duly executed by the Seller whereby, effective as of the Closing, Seller or an Affiliate of Seller designated in writing by the Seller will purchase a surplus note in the form attached to the Note Purchase Agreement in an amount equal to the Purchase Price.
(ii)    Buyer shall have delivered or caused to be delivered to Seller:
(A)    the Funds Flow Memorandum, duly executed by Buyer;
(B)    the Trademark License Agreement, duly executed by the Company; and
(C)    the Note Purchase Agreement, duly executed by the Buyer.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Subject to the matters set forth in the disclosure schedule supplied by the Seller to Buyer dated the date hereof and attached hereto as Schedule 3 (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:
Section 3.1    Organization and Good Standing of Seller and the Company.
(a)    Organization and Good Standing of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite corporate power and authority to carry on its business as now being conducted. The Seller is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the conduct of its business makes such qualification necessary.
(b)    Organization and Good Standing of the Company. The Company is a property and casualty insurance company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the conduct of its business makes such qualification necessary.
(c)    Constituent Documents. Seller has furnished to Buyer a complete and correct copy of the Constituent Documents of the Company, as amended or restated

through the date hereof. Such Constituent Documents of the Company are in full force and effect. The Company has no subsidiaries.
Section 3.2    Capitalization. The authorized capital stock of the Company consists solely of 2,000,000 shares of common stock, par value $3.00 per share, of which 1,000,000 shares are issued and outstanding. The Company Shares, both as of the date of this Agreement and at Closing, constitute all of the issued and outstanding shares of the Company’s capital stock. Seller owns (of record or beneficially) all of the Company Shares, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Company Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
Section 3.3    Authority; No Violation.
(a)    Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement have been duly and validly approved by all necessary corporate action on the part of the Seller and no other corporate proceedings on the part of Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery of this Agreement by Buyer) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights generally and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) (such exceptions, the “Enforceability Exceptions”).
(b)    No Violation. Neither the execution and delivery of this Agreement by Seller nor performance by Seller of its obligations hereunder will (i) conflict with or result in a breach of any provision of the Constituent Documents of Seller or the Company, or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations set forth in Section 3.4 of the Seller Disclosure Schedule are obtained or made (A) violate any material statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to the Seller or the Company or any of their properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the respective properties or assets of the Seller or the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or the Company is a party, or by which it or any of its respective properties or assets may be bound or affected.
Section 3.4    Consents and Approvals. Except for the approval of the Texas Department and as otherwise set forth on Section 3.4 of the Seller Disclosure Schedule, no consents, permits, approvals, authorizations or Orders of or filings or registrations with any Governmental Entity or with any third party are required to be obtained or made by or on behalf of the Seller or the Company in connection with (i) the execution and delivery by Seller of this Agreement and (ii) the consummation by Seller of transactions contemplated hereby.
Section 3.5    Sufficiency of Consideration. The Purchase Price is sufficient and valuable consideration in exchange for the Company Shares.
Section 3.6    Financial Information.
(a)    Company Financial Statements. Seller has delivered on made available to Buyer copies of the Company Financial Statements. Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, (i) the Company Financial Statements were prepared in accordance with SAP and the applicable internal controls of the Company, (ii) the Company Financial Statements fairly present in all material respects the statutory financial position of the Company at the respective date thereof and the statutory results of operations, capital and surplus and cash flows of the Company for the respective periods then ended, (iii) the Company Financial Statements complied in all material respects with all Law when filed, (iv) the Company Financial Statements were filed with or submitted to the Texas Department, in a timely manner on forms prescribed or permitted by the Texas Department, and (v) no material deficiency has been asserted by the Texas Department with respect to any of the Company Financial Statements that has not been cured or remedied to the satisfaction of the Texas Department. Company Financial Statements.
(b)    Closing SAP Balance Sheet. The Closing SAP Balance Sheet has (i) been prepared in accordance with SAP and the Accounting Principles and (ii) fairly presents in all material respects the statutory financial position of the Company as of the Closing Date.
Section 3.7    Insurance Operations; Compliance with Law; Legal Proceedings.
(a)    Insurance Operations. Except as set forth in Section 3.6(a)(i) of the Seller Disclosure Schedule, (i) the Company is conducting, and at all times since December 31, 2021 has conducted, its business in compliance in all material respects with all applicable insurance Laws and in the ordinary course, including using commercially reasonable efforts to maintain the goodwill of the Company and of its customers and others having business relations with the Company, (ii) Section 3.6(a)(ii) of the Seller Disclosure Schedule lists those in-force qualifications (including any commercial domiciles), registrations, filings, licenses, permits, certificates, certificates of authority, consents, approvals or authorizations issued or granted by an Insurance Regulatory Authority to the Company to write the lines of insurance business reflected in such licenses (the “Insurance Licenses”), and (iii) all of the Insurance Licenses are valid and in full force and effect without restriction on the ability to write the lines of business specified in the Insurance Licenses.

(b)    Compliance With Law. The Company is, and has been since December 31, 2021, in compliance in all material respects with all Laws regulating its business and operations.
(c)    Legal Proceedings. Except as set forth in Section 3.6(c) of the Buyer Disclosure Schedule, (i) neither the Seller nor the Company is a party to any pending, and to Seller’s knowledge, there are no threatened, Actions against Seller or the Company that challenge the validity or propriety of the transactions contemplated by this Agreement and (ii) the Company is not a party to any pending, and to Seller’s knowledge, threatened Actions which if adversely determined, would reasonably be expected to be materially adverse on the Company or its operations.
Section 3.8    Books and Records. The Books and Records (a) have been maintained, in all material respects, in accordance with Law and the Company’s policies and procedures in effect on the date hereof, applied on a consistent basis, (b) are accurate and complete in all material respects.
Section 3.9    Renewal Rights. The Company has good title to the Renewal Rights free and clear of any Encumbrance.
Section 3.10    Broker’s or Finder’s Fees. Other than certain advisory fees and expenses due to Aon Securities LLC in connection with the formation and financing of the Buyer (which fees and expenses of which will be borne by Porch.com, Inc.), neither Seller nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
Subject to the matters set forth in the disclosure schedule dated the date hereof and supplied by the Buyer to the Seller and attached hereto as Schedule 4 (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to Seller as follows:
Section 4.1    Organization and Good Standing of Buyer. The Buyer is a reciprocal insurance exchange, duly organized, validly existing, and in good standing under the laws of the State of Texas. The Buyer has all requisite power and authority to carry on its business as now being conducted. The Buyer is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the conduct of its business makes such qualification necessary.
Section 4.2    Authority; No Violation.
(a)    Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement have been duly and validly approved by all necessary organizational action on the part of the Buyer and no other organizational proceedings on the part of Buyer are necessary to approve this

Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery of this Agreement by Seller) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.
(b)    No Violation. Neither the execution and delivery of this Agreement by Buyer nor performance by Buyer of its obligations hereunder will (i) conflict with or result in a breach of any provision of the Constituent Documents of the Buyer, or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations set forth in Section 4.4 of the Buyer Disclosure Schedule are obtained or made (A) violate any material statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to the Buyer or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party, or by which it or any of its respective properties or assets may be bound or affected.
Section 4.3    Consents and Approvals. Except for the approval of the Texas Department and as otherwise set forth on Section 4.4 of the Buyer Disclosure Schedule, no consents, permits, approvals, authorizations or Orders of or filings or registrations with any Governmental Entity or with any third party are required to be obtained or made by or on behalf of the Buyer in connection with (i) the execution and delivery by Seller of this Agreement and (ii) the consummation by Buyer of transactions contemplated hereby. Buyer has prepared and filed with the Texas Department a request for approval of the transactions contemplated by this Agreement and the Texas Department has approved the transactions contemplated this Agreement.
Section 4.4    Sufficiency of Consideration. The Buyer has sufficient and valuable consideration to pay to Seller, in the form of the Purchase Price in exchange for the Company Shares and enable the Buyer to consummate the transactions contemplated hereby.
Section 4.5    Legal Proceedings. The Buyer is not a party to any pending, and to Seller’s knowledge, there are no threatened, Actions against the Buyer that challenge the validity or propriety of the transactions contemplated by this Agreement.
Section 4.6    Broker’s or Finder’s Fees. Other than certain advisory fees and expenses due to Aon Securities LLC in connection with the formation and financing of the Buyer (which fees and expenses of which will be borne by Porch.com, Inc.), neither the Buyer nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS
Section 5.1    Governmental Entity Notices. Following the Closing, each Party shall give to the other Party prompt written notice if it receives any material notice or other communication from the Texas Department or any other Governmental Entity in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the other Party with a copy thereof.
Section 5.2    Further Assurances. Each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further action as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VI

SIMULTANEOUS SIGNING AND CLOSING
The Parties intend that the transactions provided for in this Agreement shall close simultaneously with the signing of this Agreement. Upon signing of this Agreement there are no conditions to either Party’s obligations to complete, conclude, and close the transactions provided for in this Agreement. This Agreement and the Transaction Documents shall be deemed effective and delivered as of the Closing.
ARTICLE VII

MISCELLANEOUS
Section 7.1    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, when sent by electronic mail, one (1) Business Day after being sent by overnight courier service (providing written proof of delivery) or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the Persons at the following addresses (or at such other address as shall be specified by like notice):
(a)    If to Buyer, to:
Porch Insurance Reciprocal Exchange
c/o Porch Risk Management Services LLC
1400 Corporate Drive, Suite 300
Irving, Texas 75038
Attention: President

with a copy to (which shall not constitute notice):
Eversheds Sutherland (US) LLP
The Grace Building, 40th Floor
1114 Avenue of the Americas
New York, NY 10036-7703
Attention: John S. Pruitt
Email: johnpruitt@eversheds-sutherland.us
(b)    If to Seller, to:
Homeowners of America Holding Corporation
c/o Porch Group, Inc.
411 1st Avenue South, Suite 501
Seattle, Washington 98104
Attention: President
with a copy to (which shall not constitute notice):
Eversheds Sutherland (US) LLP
The Grace Building, 40th Floor
1114 Avenue of the Americas
New York, NY 10036-7703
Attention: John S. Pruitt
Email: johnpruitt@eversheds-sutherland.us
Section 7.2    Remedies. Each Party agrees that any failure to perform, or breach of its obligations under this Agreement will result in irreparable injury to the other Party, that the remedies available to such other Party at law alone will be an inadequate remedy for such failure or breach and that, in addition to any other legal or equitable remedies that such other Party may have, such other Party may enforce its rights in court by an Action for specific performance and the Parties expressly waive the defense that a remedy in damages will be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an order or injunction to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 7.3    Governing Law. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Texas applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.

Section 7.4    Jurisdiction; Venue. The Parties irrevocably agrees that any and all Actions arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of Texas located in Dallas County, Texas.
Section 7.5    Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.
Section 7.6    Successors and Assigns; Third Party Beneficiaries. The rights and obligations of either Party under this Agreement shall not be assignable or delegable by such Party hereto without the written consent of the other Party. Any attempted or purported assignment without the prior written consent of the other Party shall be void and have no effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person any right, remedy or claim under or by reason of this Agreement.
Section 7.7    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 7.8    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 7.9    Execution in Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by electronic delivery in pdf format, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Seller and Buyer.

Section 7.10    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, and the documents delivered pursuant hereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties hereto which representations, warranties, agreements, understandings or letters of intent shall be of no force or effect for any purpose. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the Parties hereto.
[signature page immediately follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SELLER:
HOMEOWNERS OF AMERICA HOLDING CORPORATION
By:     /s/ Nathan Smith
Name: Nathan Smith
Title: Chief Accounting Officer and Treasurer
BUYER:
PORCH INSURANCE RECIPROCAL EXCHANGE
By:     /s/ Efram Ware
Name: Efram Ware
Title: President, Porch Risk Management Services LLC, as its attorney-in-fact

[Signature page to Stock Purchase Agreement]